ASSET PURCHASE AGREEMENT
                                  by and among


                           GATEWAY DISTRIBUTORS, LTD.
                              a Nevada corporation,


                             AMERICAN OUTBACK, INC.
                             an Oklahoma corporation


                                       and


                               THE STOCKHOLDERS OF
                             AMERICAN OUTBACK, INC.


                            Dated as of April 1, 1999

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement ("Agreement") is made as of the 1st day of April, 1999 among Gateway Distributors, Ltd., a Nevada corporation (the "Buyer"), American Outback, Inc., an Oklahoma corporation (the "Seller") and the stockholders of the Seller listed on the signature page of this Agreement (individually a "Stockholder" and collectively the "Stockholders").

                                    RECITALS
                                    --------

    A. The Buyer is in the business of network marketing of nutritional, health and dietary supplements and products throughout North America and Japan (the "Business").

    B. The Buyer desires to acquire certain assets of the Seller heretofore developed including, but not limited to, the assets listed on Schedule 1 hereto (the "Acquired Assets").

    NOW, THEREFORE, in consideration of the premises and mutual covenants, warranties and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       PURCHASE OF ASSETS
         ------------------

         1.1. PURCHASE. The Seller hereby agrees to transfer to the Buyer and the Buyer agrees to accept the Acquired Assets.

         1.2. PURCHASE PRICE. As consideration for the transfer of the Acquired Assets, the Buyer shall issue and deliver to the Seller 67,400 shares (the "Shares") of the Buyer's common stock, par value $.001 per share (the "Common Stock").

         1.3. PURCHASE PRICE ADJUSTMENT. If, between April 1, 1999 and December 31, 1999, the average market price of the Common Stock does not exceed $1.00 per share for any consecutive ten (10) day period, then Buyer shall pay the Seller the difference of (a) Sixty-Seven Thousand Four Hundred Dollars ($67,400) and
(b) the product of (i) the average of the daily closing prices of the Common Stock during the ten (10) trading days preceding October 1, 1999 and (ii) $67,400. In the event that the Common Stock is not publicly trading by November 1, 1999, Seller has the option to require the Buyer to repurchase up to 67,400 shares of Common Stock at a price of $1.00 per share, on terms to be determined by the parties by mutual agreement; provided, however, that the Buyer must make a minimum payment of $5,000 per month with a balloon payment on the twelfth month, and provided, further, that any unpaid portion of the repurchase price shall accrue interest at a rate of 10% per annum should this option be exercised.

2.       REPRESENTATIONS AND WARRANTIES
         ------------------------------

         As a material inducement to each party to enter into this Agreement, the Seller makes to the Buyer the following representations and warranties:

         2.1. AUTHORIZATION. This Agreement is the legal, valid, binding obligation of the Seller, enforceable in accordance with its terms, subject to judicial discretion regarding specific performance or other equitable remedies and except as may be limited by bankruptcy or other similar laws.

         2.2. NO VIOLATIONS. Neither the sale of the Acquired Assets nor the execution, delivery or consummation of this Agreement will violate, be in conflict with or constitute a default by the Seller any other agreement or instrument to which the Seller may be bound.

         2.3. GOOD TITLE. The Seller is the owner of, and has the right to transfer all of the Acquired Assets to the Buyer, free and clear from any lien, encumbrance, security agreement, title retention or other device.

         2.4. INVENTORIES. Schedule A lists all inventory of the Seller (the "Inventory"). Except as set forth in Schedule A, the Inventory, whether reflected in the financial statements of the Seller or otherwise, consists of a quality and quantity usable and salable in the ordinary course of business, and the present quantities of all inventory of the Company are reasonable in the present circumstances of the businesses as currently conducted or as proposed to be conducted. On or before the execution of this Agreement, the Seller shall deliver to the Buyer (a) the Inventory and (b) a cost evaluation price list (the "Price List"). The Price List shall be true and accurate and shall reflect the actual manufacturing cost of the Inventory. Buyer will then be given the opportunity to perform an audit of the Inventory to determine the Inventory's cost basis. Schedule 2.4 lists all products and inventory being manufactured as of the date hereof (the "Work-In-Progress"). Upon completion of the Work-In-Progress, the Seller shall immediately deliver the Work-In-Progress to the Buyer.

3.       FURTHER DELIVERIES AND ASSURANCES
         ---------------------------------

         3.1. FURTHER DELIVERIES AND ASSURANCES. The Seller agrees to deliver or cause to be delivered any and all assignments, documents or instruments reasonably required to give effect to the transactions contemplated by this Agreement, including, but not limited to, the Bill of Sale attached hereto as Exhibit "B" and the License Agreement attached hereto as Exhibit "C."

         3.2. NOMINATION OF JACK AKERS TO THE BUYER'S MEDICAL ADVISORY BOARD. As soon as practicable, the Buyer shall take all steps necessary to appoint Jack Akers to the Buyer's Medical Advisory Board.

         3.3. EXCLUSIVE MANUFACTURER. The Buyer agrees that it will use Bush Recipe(R) Emu Oil ("Bush Oil") in all its products which contain Emu oil, that it will engage the Seller as the exclusive manufacturer of Bush Oil and that it will purchase all of its Bush Oil requirements from the Seller at a price of $150 per gallon or less, subject to the following terms and conditions:

              3.3.1. The Buyer shall not have any obligation to engage the Seller as the exclusive manufacturer if the prices of manufacturing which the Seller charges for manufacture of Bush Oil are higher than those at which other manufacturers can competently manufacture Emu oil.

              3.3.2. The Buyer shall not have any obligation to engage the Seller as the exclusive manufacturer if the Seller is unable to manufacture Bush Oil in a timely manner, as determined by the Buyer's needs.

              3.3.3. Price increase on cost per gallon will consistently be maintained and always 25% below the average of all buyers of the Bush Recipe. The Japanese market will be any exception to this pricing. In Japan, all bulk will be priced jointly by Buyer and Seller. Profits will be split 60% for Seller and 40% for Buyer after all costs are recovered by both parties.


         3.4. BUYER'S FINANCIAL STATEMENTS. The Buyer agrees to deliver or cause to be delivered to Seller the "Financial Statements with Additional Information and Independent Auditors' Report" of the Buyer for the year ended on December 31, 1998.

         3.5. SELLER'S FINANCIAL STATEMENTS. The Seller agrees to deliver or cause to be delivered to the Buyer unaudited balance sheets of the Seller as of January 31, 1999, February 28, 1999 and March 31, 1999 and the related statements of income and cash flows for the one-month periods then ended (the "Month-End Financial Statements"). The Month-End Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition and the results of the operations of the Seller as of the relevant dates thereof and for the periods covered thereby.

         3.6. RIGHT OF FIRST REFUSAL. The Seller further grants to the Buyer a right of first refusal to purchase any products or formulations (the "Future Products") (including, but not limited to, any inventory of the Future Products and any licensing rights associated with the Future Products) developed by the Seller after the date of this Agreement. The Buyer shall have thirty (30) days from receipt of notice from the Seller to exercise such right of first refusal. If the Buyer exercises its right of first refusal with respect to any licensing rights in connection with any Future Products, the Buyer shall enter into a three year license agreement with the Seller, whereby the Buyer will pay a royalty of $0.25 per unit sold to the Seller.

         3.7. RESTRICTIVE COVENANTS. - (section 3.7 is applicable to both parties)

              3.7.1. NON-COMPETITION. The Seller and the Stockholders recognize that the covenants of the Seller and each Stockholder contained in this
         Section 3.7.1 (the "Covenant Not to Compete") are an essential part of this Agreement and that, but for the agreement of the Seller and each Stockholder to comply with such covenants, the Buyer would not enter into this Agreement or the other Transaction Documents. The Seller and the Stockholders acknowledge and agree that the Covenant Not to Compete is necessary to protect the Acquired Assets acquired by Buyer, including without limitation, goodwill, and that irreparable harm and damage will be done to the Buyer if the Seller or any Stockholder competes with the Buyer in any way prohibited by the Covenant Not to Compete. In addition, the Seller and the Stockholders acknowledge that the Shares are consideration for professional relationships and market place reputation developed by the Seller and the Stockholders and the Seller and the Covenant Not to Compete is necessary for the Buyer to receive the full benefit of this Agreement. The Seller and each Stockholder shall not individually, or in concert, directly or indirectly, do any of the following:

                   (a) either on its, his, hers or their own account or for any other person or entity, solicit, induce, attempt to induce, interfere with, or endeavor to cause (in each case in such a manner that could have a material adverse effect on the financial condition, prospects or operation of the Acquired Assets or the Business) any customer, which has utilized the services of the Seller at any time during the two (2) year period preceding the date of this Agreement or was being pursued as a prospect by the Seller as of the date of this Agreement (each, a "Customer"), to modify, amend, terminate or otherwise alter the terms upon which it acquires services from the Buyer, nor to acquire from any party other than the Buyer any services of the kind available from the Buyer;

                   (b) engage or become interested in, as owner, employee,
              partner, through equity ownership (not including up to a 1% passive equity interest in a public company), investment of capital, lending of money or property, rendering of services, or otherwise, either alone or in association with others, any business competitive with the Business (including within the definition of the Business, without limitation, any business of the type or types conducted by the Seller at any time during the two (2) year period preceding the date of this Agreement or under development by the Seller on the date of this Agreement);

                   (c) perform any material act intended to advance an interest of any competitor of the Business, or encourage any other person to make any such statement or to perform any such act; or

                   (d) perform any material act intended to cause any Customer or prospective customer to use the services or purchase the products of any competitor of the Business.

              This Covenant Not to Compete shall be limited to any county or any other political subdivision of any state of the United States of America or of any other country in the world where the Seller conducted the Business any time during the two (2) year period preceding the date of this Agreement including, but not limited to, Japan. This Covenant Not to Compete shall bind the Seller and each Stockholder until the fifth anniversary of the date of this Agreement. The parties hereto agree that the duration and area for which the Covenant Not to Compete set forth in this Section 3.7.1 is to be effective are reasonable. Buyer agrees not to compete in the manufacturing of Emu Oil for the same time periods required of Seller. All conditions and terms of no compete required of the Seller will apply to the Buyer as it relates to manufacturing of Emu Oil.

              3.7.2. CONFIDENTIALITY. The Seller and each Stockholder acknowledge their intent that the Seller shall fully and effectively convey to the Buyer all proprietary rights to be transferred or licensed to the Buyer pursuant hereto. Accordingly, notwithstanding the expiration of the Covenant Not to Compete set forth in Section 3.7.1, the Seller and each Stockholder shall at all times keep confidential and shall not disclose to others any proprietary rights and shall not use or permit to be used any proprietary rights for any purpose other than performance of obligations to the Buyer.

              3.7.3. NON-DIVERSION. For the period during which the Covenant Not to Compete binds the Seller and the Stockholders pursuant to Section 3.7.1, the Seller and each of the Stockholders shall not, and shall cause their affiliates not to, divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Buyer of which Seller or any of the Stockholders become aware as the result of their affiliation with the Business or their relationship with the Buyer and which relate specifically to the Business, or any part thereof. This Section 3.7.3 is an addition to and not by way of limitation of any other duties the Stockholders may have to the Buyer.

              3.7.4. NON-RECRUITMENT. For the respective periods during which the Covenant Not to Compete binds the Seller and the Stockholders pursuant to Section 3.7.1, neither the Seller nor the Stockholders shall hire away, or cause any other person to hire away, any employee of or consultant to the Buyer (including, without limitation, persons employed or engaged by the Seller before the date of this Agreement), or directly or indirectly entice or solicit or seek to induce or influence any of such employees or consultants to leave their employment or engagement with the Buyer.

              3.7.5. REMEDIES. The covenants contained in this Section 3.7.5 impose a reasonable restraint on the Seller and the Stockholders in light of the activities and business of the Seller and future plans of the Buyer. The Seller and each Stockholder acknowledge that if they violate any of the covenants contained in this Section 3.7 (collectively, the "Restrictive Covenants"), it will be difficult to determine the resulting damages to the Buyer and, in addition to any other remedies the Buyer may have, the Buyer shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damages. The Seller and the Stockholders shall be liable to pay all costs, including reasonable attorneys' fees and expenses, that the Buyer may incur in enforcing or defending, to any extent, any of the Restrictive Covenants, whether or not litigation is actually commenced and including litigation of any appeal defended by the Buyer where such party succeeds in enforcing any of the Restrictive Covenants. The Buyer may elect to seek one or more remedies at its discretion on a case by case basis. Failure to seek any or all remedies in one case shall not restrict the Buyer from seeking any remedies in another situation. Such action by the Buyer shall not constitute a waiver of any of its rights.

              3.7.6. SEVERABILITY AND MODIFICATION OF ANY UNENFORCEABLE COVENANT. Each of the Restrictive Covenants will be read and interpreted with every reasonable inference given to its enforceability. However, if any term, provision or condition of the Restrictive Covenants is held by a court or arbitrator to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If a court or arbitrator should determine any of the Restrictive Covenants are unenforceable because of over-breadth, then the court or arbitrator shall modify such covenant so as to make it enforceable to the fullest extent the court or arbitrator deems reasonable and enforceable under the prevailing circumstances. The Covenant Not to Compete shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where the Covenant Not to Compete is intended to be effective.

         3.8. CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("Information") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "Disclose"), or permit the Disclosure of, any of the Information to any person or entity, other than their responsible directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's regular counsel, by other requirements of law; PROVIDED, HOWEVER, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such information. The term "Information" as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

         3.9. PUBLIC ANNOUNCEMENTS. None of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that any of the parties hereto may at any time make any announcements which are deemed by its counsel to be required by applicable law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other parties of such requirement and discusses with the other parties in good faith the exact proposed wording of any such announcement.

4.       SECURITIES RESTRICTIONS
         -----------------------

         The Seller and each of the Stockholders acknowledge and represent as follows:

         4.1. The Seller and the Stockholders are each residents of, are domiciled in and received the offer and made the decision to invest in the Shares in the State of Oklahoma.

         4.2. The Buyer has made available to the Seller and the Stockholders or the Seller's and the Stockholder's advisors the opportunity to obtain information to evaluate the merits and risks of the investment in the Shares, and the Seller and the Stockholders have received all information requested from the Buyer. The Seller and the Stockholders have had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the offering of the Shares and the business, properties, plans, prospects and financial condition of the Buyer and to obtain additional information as the Seller and the Stockholders have deemed appropriate for purposes of investing in the Shares pursuant to the Agreement.

         4.3. The Seller and the Stockholders recognize that the Buyer has a limited operating history and that the Shares as an investment involve a high degree of risk, including, but not limited to, the risk of economic losses from operations of the Company.

         4.4. The Seller and the Stockholders realize that the Shares have not been registered under the Securities Act of 1933 ("1933 Act") or under the securities laws of any other jurisdiction and, therefore, the Shares cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations are available.

         4.5. The Seller and the Stockholders are purchasing the Shares in the name of the Seller solely for the Seller's and the Stockholders' own beneficial interest and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust or organization. The Seller and the Stockholders are acquiring these securities for investment and not with a view towards resale or distribution.

         4.6. The Seller and the Stockholders acknowledge that the offering of the Shares is subject to the Federal securities laws of the United States and state securities laws of those states in which the Shares are offered, that the offering of the Shares is exempt from registration and qualification under
Section 3(b) of the 1933 Act and Rule 504 of Regulation D promulgated thereunder.

         4.7. The Seller, and each Stockholder who is not an individual, make the following additional representations:

              4.7.1. The Seller and each such Stockholder was not organized for the specific purpose of acquiring the Shares; and

              4.7.2. This Agreement has been duly authorized by all necessary action on the part of the Seller and each such Stockholder, has been duly executed by an authorized representative of the Seller and each such Stockholder, and is legal, valid and binding obligations of the Seller and each such Stockholder enforceable in accordance with its terms.

5.       MISCELLANEOUS
         -------------

         5.1. EFFECT OF HEADINGS. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

         5.2. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         5.3. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5.4. SCHEDULES. All Schedules attached hereto or referred to herein are hereby incorporated by reference in this Agreement and are made a part hereof.

         5.5. PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

         5.6. ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Buyer may assign any of its rights under this Agreement, to an affiliate of the Buyer.

         5.7. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Nevada.

         5.8. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

         5.9. ATTORNEYS' FEES. In the event of any action arising out of or pertaining to this Agreement or the rights and duties of any person in relation thereto, in addition to such other relief that may be granted, the prevailing party shall be entitled to receive a reasonable sum as and for his attorneys' fees as the court may award.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

                                             The "Buyer"

                                             GATEWAY DISTRIBUTORS, LTD.



                                             By:/s/ Richard A. Bailey
                                                --------------------------------
                                                    Richard A. Bailey, President

                                             The "Seller"

                                             AMERICAN OUTBACK, INC.



                                             By:/s/ Jack Akers
                                                --------------------------------
                                                    Jack Akers, President


                                             "Stockholders"



                                             By:/s/ Jack Akers
                                                --------------------------------
                                                    Jack Akers